William P. Morrissey                                    Immediately
     Senior Vice President
     (617) 628-4000

                CENTRAL BANCORP REPORTS 94% EARNINGS IMPROVEMENT
                     FOR ITS JUNE 2002 QUARTER, AND DECLARES
                       ITS REGULAR QUARTERLY CASH DIVIDEND

     SOMERVILLE,  MASSACHUSETTS,  July 15, 2002-- Central Bancorp, Inc. (NASDAQ:
CEBK) today reported that its net income nearly doubled to $1,027,000, or $0.63 per diluted share, for the three months ended June 30, 2002, from $530,000, or $0.32 per diluted share, for the corresponding quarter in the prior fiscal year.

     The 93.8% earnings increase primarily resulted from an increase of $1,045,000 in net interest and dividend income principally due to a decrease in the Company's cost of funds. During the quarter ended June 30, 2002, the weighted average cost of all interest-bearing liabilities was 3.31% compared to 4.57% for the quarter ended June 30, 2001, reflecting the general decrease in interest rates occurring over the past eighteen months. The Company also benefited during the quarter from elimination of the amortization of goodwill, as required by revised accounting rules, which amounted to $72,000 in the first quarter of the prior fiscal year.

     The increase in earnings in this year's quarter occurred despite a decrease of $192,000 in net gains on sales and write-downs of investment securities. During the quarter ended June 30, 2002, the Company recorded write-downs of $215,000 in certain equity securities to recognize an impairment in value deemed to be other than temporary.

     Loan quality continued to be outstanding, with no non-performing loans and no foreclosed property held by the Company at June 30, 2002. Loan delinquencies continued to be virtually non-existent.

     John D. Doherty, President & Chief Executive Officer, stated, " We are very pleased with the continuing improvement in net interest and dividend income, which increased 4.1% compared to the quarter ended March 31, 2002. We are particularly pleased with the impact that the $10.2 million growth in core deposits during the quarter had on this improvement."

                                   (continued)

Central Bancorp, Inc.
Page 2 of 3


     The Company also announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.10 per share. The dividend is payable on August 16, 2002 to stockholders of record on August 2, 2002. This represents the Company's 24th consecutive distribution since implementing a cash dividend policy in October 1996.

     Central Bancorp, Inc., is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating eight full-service banking offices in suburban Boston.


                           (See accompanying tables.)

--------------------------------------------------------------------------------

This earnings report may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.

--------------------------------------------------------------------------------

Central Bancorp, Inc.
Page 3 of 3

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 Quarter Ended
                                                                    June 30,
                                                          ---------------------------
                                                            2002               2001
                                                          ---------------------------
                                                                  (Unaudited)
Net interest and dividend income                          $ 4,280             $ 3,235

Net gain on sales and write-downs
  of investment securities                                     11                 203

Other non-interest income                                     212                 206

Non-interest expenses                                       2,891               2,811
                                                          -------             -------
  Income before taxes                                       1,612                 833

Provision for income taxes                                    585                 303
                                                          -------             -------
  Net income                                              $ 1,027             $   530
                                                          =======             =======
Earnings per share:

  Basic                                                   $  0.64             $  0.32
                                                          =======             =======
  Diluted                                                 $  0.63             $  0.32
                                                          =======             =======
Weighted average number of
  shares outstanding:

  Basic                                                     1,606               1,661
                                                          =======             =======
  Diluted                                                   1,625               1,670
                                                          =======             =======

                                                     CONSOLIDATED BALANCE SHEET DATA
                                                              (IN THOUSANDS)

                                                       JUNE 30,          March 31,
                                                          2002                2002
                                                     --------------------------------
                                                      (UNAUDITED)
Total assets                                            $ 473,273           $ 468,219
Total loans                                               363,136             371,707
Allowance for loan losses                                   3,293               3,292
Deposits                                                  271,073             261,907
Borrowings                                                159,255             164,000
Stockholders' equity                                       39,072              38,954